UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant	☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TWO HARBORS INVESTMENT CORP.
(Name of Registrant as Specified In Its Charter)

UWM HOLDINGS CORPORATION

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY SUPPLEMENT

TWO HARBORS INVESTMENT CORP. STOCKHOLDERS:
WE URGE YOU TO VOTE “AGAINST” THE PROPOSED MERGER WITH CROSSCOUNTRY

June 22, 2026

This supplement (this “Supplement”), dated June 22, 2026, supplements the definitive Proxy Statement filed by UWM Holdings Corporation (“UWMC”) with the SEC on May 14, 2026 and furnished to stockholders of Two Harbors Investment Corp. (“TWO”) by UWM in connection with the solicitation of proxies by UWMC for use at the special meeting of stockholders of TWO (including any adjournments, postponements, reschedulings or continuations thereof, the “special meeting”), relating to the proposed acquisition of TWO (the “Proposed CCM Merger”) by CrossCountry Intermediate Holdco, LLC, a Delaware limited liability company (“CCM”).

General Information

We continue to believe that the Proposed CCM Merger is NOT in the best interests of TWO’s stockholders. We believe that TWO’s stockholders should be presented instead with the opportunity to consider and vote on the superior proposal we made to the Board on May 11, 2026 to acquire all outstanding shares of TWO, as such proposal may be revised or modified if the TWO Board were to engage with us to negotiate such proposal. Under our proposal, for each share of TWO common stock, TWO stockholders can elect to receive $12.50 per share in cash with no cap or proration on the amount of cash ($0.50 higher than $12.00 offered by CCM in the Proposed CCM Merger) or, if they do not elect to receive cash, 2.3328 shares of UWMC Class A common stock (the “UWMC Proposal”). Stockholders would have the opportunity to make such election during the 20 business days prior to closing. We are prepared to continue discussing with the TWO Board enhancements to our proposed terms, including alternatives around the default election mechanism or other adjustments to the merger consideration that we suggested to TWO in our meeting on June 11, 2026 and TWO flatly rejected upfront despite our offering modifications to an already superior proposal.

We urge TWO stockholders to tell the TWO Board (including by voting against, or granting us a proxy to vote against, the Proposed CCM Merger) that it must maximize value for its stockholders and engage in true good faith discussion with us. Accordingly, pursuant to the Proxy Statement, as updated by the Supplement, we are soliciting proxies from holders of shares of TWO’s common stock to vote “AGAINST” approving the Proposed CCM Merger, the Compensation Proposal and the Adjournment Proposal.

Following two adjournments and a postponement of the special meeting due to TWO’s inability on all three occasions to obtain stockholder approval of the CCM Merger or an additional adjournment, the special meeting is currently scheduled to be held virtually via live webcast on June 23, 2026, beginning at 10:00 a.m., Eastern Time. Stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM.

We recommend that you carefully consider the information contained in the Proxy Statement and this Supplement and support our efforts by completing, signing, dating and promptly returning the BLUE Proxy Card today, or by voting “AGAINST” approving the Proposed CCM Merger, the Compensation Proposal and the Adjournment Proposal via the Internet or by telephone according to the instructions provided on the BLUE Proxy Card.

If you have already voted for TWO’s proposals relating to the Proposed CCM Merger on TWO’s proxy card, you have every right to revoke such proxy card by (i) completing, signing, dating and returning a later dated BLUE Proxy Card, (ii) voting via the Internet or by telephone by following the instructions on the BLUE Proxy Card at www.okapivote.com/TWO or toll free at (844) 343-2621, (iii) submitting written notice of the revocation to TWO’s Corporate Secretary or (iv) attending the special meeting and voting your shares online.

If you have any questions or need assistance in voting your BLUE Proxy Card, or need additional copies of UWMC’s proxy materials, including the Proxy Statement, please contact:

1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others, Call Toll-Free: (844) 343-2621
E-mail: info@okapipartners.com

Supplemental Disclosures to the Proxy Statement

The purpose of this Supplement is to update the Proxy Statement as described below. This Supplement should be read in conjunction with the Proxy Statement. All defined terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement. Except as amended or supplemented by this Supplement, all information set forth in the Proxy Statement remains materially unchanged and should be considered before casting your vote by marking, signing and dating the BLUE proxy card previously provided to you and returning it in the postage-paid envelope or by voting via the internet by following the instructions on the BLUE proxy card. To the extent that information in this Supplement differs from information contained in the Proxy Statement, the information in this Supplement shall supersede the information in the Proxy Statement.

The disclosure in the Proxy Statement in the section “Background of the Solicitation” is hereby supplemented by adding the following paragraphs to the end of the section as follows:

Update to Background of the Solicitation

The section entitled “Background of the Solicitation” beginning on page 5 of the proxy statement describes the key meetings with TWO and events following the signing of the Terminated UWMC Merger Agreement on December 17, 2025 through May 13, 2026. This section describes the key meetings with TWO and events from and after May 13, 2026.
At approximately 7:00 a.m., Eastern time, on June 8, 2026, Mr. Greenberg sent the following letter to Mat Ishbia, UWMC’s Chairman and Chief Executive Officer:

Dear Mat:

I am writing to invite you to New York to discuss a potential all-cash acquisition of Two Harbors.

CCM has agreed to waive the non-solicitation provisions of its merger agreement through close of business on Friday, June 12, to permit Two Harbors to engage directly with UWMC. Our Board is prepared to do so, and we are available to meet with you in New York at any time between now and then.

Our Board will consider in good faith any proposal that delivers all-cash consideration to all our stockholders. We are not prepared to consider a transaction that includes UWMC stock, in whole or in part.

This should be a meeting of principals only. Steve Kasnet, our Chairman, and I would meet with you, without other executives on either side. Our respective advisors can work in parallel, but the initial conversation should be between us.

Please let me know when you would like to meet.

Sincerely,

Bill Greenberg

President and Chief Executive Officer

Two Harbors Investment Corp.

cc: Steve Kasnet, Chairman of the Board, Two Harbors Investment Corp.

At approximately 5:00 p.m., Eastern time, on June 8, 2026, Mr. Ishbia responded to Mr. Greenberg’s letter via email, stating:

Thanks Bill

Haven’t heard back from you guys in awhile. Would love to engage and see if there is a deal that works for your shareholders and for UWM.

I can’t fly to NY, but you are welcome to fly here this week. Would love to sit down and talk in person.

If not, maybe we can get on a zoom later this week or next week.

On the morning of June 9, 2026, Mr. Greenberg responded to Mr. Ishbia’s email:

Mat,

As you know, CCM has waived the non-solicitation provisions in our merger agreement to permit Two Harbors to engage directly with UWM, but this waiver only runs through Friday, June 12, so time is of the essence.

Therefore, let’s plan on a Zoom. We are available tomorrow from 9:30 a.m. ET on. What time works for you?

If you have any materials you’d like us to consider in advance of the meeting, please send them over.

Later on June 9, 2026, Mr. Ishbia responded:

Great to hear. Excited to engage with you guys and see if this can work for your team and ours.

I can do a call on Thursday at 3pm eastern.

Let me know if that works for you guys and I will send out a zoom to you both.

Mr. Greenberg confirmed the call.

The call between Messrs. Greenberg and Kasnet and Mr. Ishbia was held at 3:00 p.m. Eastern Time on Thursday, June 11, 2026. During the call, the parties discussed the potential terms of a transaction, including TWO’s demand that any proposal deliver all-cash consideration to all stockholders with no stock component whatsoever regardless of its terms or value. Mr. Ishbia raised a number of ideas about potentially modifying UWMC’s proposal, including making cash the default consideration, modifying the default election to cash for a subset of stockholders who own a small number of shares of TWO Common Stock below a level to be agreed upon, or potentially changing the exchange ratio.

Later on June 11, 2026, Mr. Ishbia sent the following email to Messrs. Greenberg and Kasnet summarizing the call:

Bill and Stephen,

Thanks for the time today. I enjoyed our call and excited to continue to talk about the opportunity to acquire TWO here in the very short term.

To try to summarize the meeting and give some action items, I have put the below together.

1. UWM is ready and able to acquire TWO and believes with any level of engagement from you and team, this would have been closed.

2. UWM is able to adjust our terms, but need to understand “why” you want it adjusted and how you want it adjusted for your shareholders – that requires engagement by you.

3. I am concerned that much of the posturing is tied to your concern about your personal role and your other leaders’ roles. We are sympathetic to that concern and appreciate it, but that should be secondary to what is best for your shareholders, which is clearly the UWM deal (by obvious metrics and the fact that you can’t get your shareholders to approve the inferior CCM deal or the proposal to adjourn your meeting).

4. The concept that UWMC stock or cash is not a superior offer is silly and doesn’t hold water. Of course having optionality is better than not. Our option of cash at $12.50 is obviously superior to CCM’s offer. The fact that your shareholders can elect stock doesn’t make it worse. I know you personally get paid out differently if stock is a component of the deal, but once again, that isn’t a good reason to not approve that deal. It is selfish and not aligned with your fiduciary responsibilities.

5. If modifying the exchange rate would help, we are open to discussion, as well as some of the other options we discussed, including defaulting to cash rather than stock or providing a “higher of” for the “sleepy” shareholders, as our stock is currently way lower than it should be. This is mostly tied to interest rates and the war that is ongoing, but as we discussed, there is no way of knowing where the stock will be valued at closing and taking away the upside for your shareholders is wrong.

6. To continue to discuss the right approach, I do need to see some updated financial info, and operational performance data. Seeing you have new revised projections, we would like to have a conversation to better understand that as well.

7. Finally, the concern you have publicly postured on whether UWM is capable of funding an all-cash deal is ridiculous and obviously just play for the media. You know better, and as discussed and shown, Mizuho has provided a line, UWM has existing lines, and if needed I personally could fund the whole deal myself. It is a complete joke to suggest that is a real concern, thus I am happy we could talk and I look forward to reaching an agreement that is best for both parties.

We are highly confident that your shareholders will approve a deal with UWM, along with gaining the support from ISS, Glass Lewis and Egan Jones.

I know this has been a long, winding path to where we are, but what is best for TWO and its shareholders is for you to engage with UWM, allow us to address any legitimate concerns, and close the deal. That is the board’s job to make that decision and execute on it, and it shouldn’t include personal feelings or personal agendas. I know that is hard to do, but that is the job of the Board and the CEO.

Let me know when we can talk again and hopefully continue to engage on a potential transaction that will be beneficial for all parties.

Thanks

Mr. Greenberg responded to Mr. Ishbia’s email later that evening:

Mat,

Thank you for the follow-up, but your email does not fully or accurately reflect our conversation.

We reached out early on Monday morning in a good-faith effort to engage. I invited you to New York to meet at any time during the waiver window. You declined to travel to New York and proposed a call on Thursday afternoon — the next-to-last day of the waiver period — even though I had proposed meeting earlier and emphasized that time was of the essence.

On the call, Steve and I asked you multiple times to put a proposal in writing. You raised a number of ideas — cash default, a structure for smaller stockholders — but when Steve asked you to put a specific proposal in writing for our Board to review, you said you were not sure that any proposal would be forthcoming and would “have to look at this closer.” Your email is not a proposal.

You indicated that you would need additional information about our business before you could submit an offer. We told you on the call that nothing material has changed with Two Harbors or its financial condition. We provided an update on approximate MSR values and prepay speeds. If you need something specific, tell us exactly what you need and we will get it to you before the waiver expires.

Your email also unfortunately omits the portions of our conversation where you accused Steve and me of engaging in “self-dealing” and suggested that we were “focused on [our] own paycheck.” We rejected those accusations on the call and we reject them again now. Not only are these attacks false but they are also inconsistent with what we understood was the purpose of the call – to see if there was a proposal that could work for UWM and for TWO stockholders. Notwithstanding your attacks, we are still prepared to engage.

We could not have been clearer on the call. Our Board’s ask for all-cash consideration is based on its fiduciary duties to all TWO stockholders — including those who would receive default consideration worth less than 50% of the headline price. As you yourself acknowledged on the call, “no one smart is going to pick UWM stock at the price it’s at right now.” A fully financed, all-cash transaction avoids subjecting stockholders to that volatility and the financial condition risks of your ongoing business. That is the basis for our position.

At the end of our call, you thanked us for engaging. We are still here and still prepared to engage. Our legal and financial advisors have reached out to your advisors to engage. The waiver expires at close of business tomorrow. Submit a proposal — whether all-cash or otherwise — and the Board will consider it, though we have made our strong preference clear. I am available to speak again in the morning if that would be useful.

Bill

On June 12, 2026, representatives of Jones Day spoke with representatives of Greenberg Traurig, and representatives of Houlihan Lokey spoke with a UWMC executive and with representatives of Mizuho, UWMC’s financial advisor.

Later on June 12, 2026, Mr. Ishbia sent the following email to Messrs. Greenberg and Kasnet:

Bill and Stephen,

1. You reached out Monday morning because you don’t have the votes to get your deal done with CCM. You don’t have the votes because a majority of the 73% of your shareholders have voted, and a majority of them (54%) that have voted, have voted against the deal AND against adjourning the meeting. Despite that fact, Stephen, you have taken it upon yourself to adjourn the meeting. Are you a Chairman or a Dictator? Do their votes matter? Do you take them into consideration at all?

2. You invited me to New York any time during the “waiver window”. The waiver window is not a thing. You and/or CCM have made that up. We have had multiple proposals out to you for almost two months. While we were under contract and only days away from a favorable vote and weeks away from closing, you terminated our agreement that we were working on for months and both companies spent millions and millions of dollars. Now you are telling me that out of nowhere because you wanted “in good-faith to engage”, I should be summoned to New York on short notice and that I waited until “the next-to-last day of the waiver period even though (you) had proposed meeting earlier and emphasized that time was of the essence? In all due respect, who the heck do you think you are? Why is now “time of the essence” and where do you get off summoning me to New York. I invited you both to Pontiac any time. I cleared my schedule to talk on Thursday. I don’t know about your schedule, but by the measures of most of the CEOs I know, that is pretty responsive and the notions of your false deadlines are, like so much else about this, disingenuous.

3. Yes, you and Steve asked multiple times to put a proposal in writing. We have done that on multiple occasions, both privately and then, since you rebuffed us at each turn, publicly. Your shareholders (as well as ISS and Glass Lewis) have told you to engage with us. That is something you know how to do – you did it twice with CCM while you were under contract with us. Deem our existing offer to be potentially superior or whatever the term is, and we will get our advisors talking, review updated financial information, and come to a deal. We will then close the deal quickly (as you know we can despite what you have said publicly and to shareholders you are trying to convince otherwise) and we will move on.

4. As I said on the call, and in my prior email, we are open to discussion as to terms, and we have thrown out multiple options to address your “concerns”, including defaulting to cash rather than stock or providing a “higher of” for the “sleepy” shareholders, as our stock is currently way lower than it should be. This is mostly tied to interest rates and the war that is ongoing, but as we discussed, there is no way of knowing where the stock will be valued at closing and taking away the upside for your shareholders is wrong.

5. During our call, you kept saying “if TWO shareholders wanted UWMC stock, they could sell TWO and buy it”. You do realize, as the financial expert that you are or that I thought you to be, that is inaccurate. What we have offered TWO shareholders is the ability to hold TWO stock, guarantee themselves $12.50 for their stock AND give them a free call option to buy UWM stock for $5.34 per share. Explain to me how someone can get that package today?

6. What is true, is that if shareholders of TWO wanted $12 in cash for their stock, they would go to their computer or call their broker and sell it for more than that – the stock has been trading well north of $12 for six weeks now thanks to UWMC (but no thanks to you or your Board who accepted an offer for $10.80 and told shareholders it was the best out there). Your shareholders do not want that deal – they don’t think it is best for them – that is why they voted as they have.

7. I did ask you for additional information, and you said something like you are not sure if we are under NDA. You know full well that we are as your lawyers threatened us with violating it by having Okapi contact your shareholders. Let’s get our advisors truly engaged, and we can get this thing done once and for all.

8. I didn’t omit (or at least I didn’t intend to omit) my belief that you are engaged in self-dealing and focusing on the wrong things. To the contrary, I wrote that “I am concerned that much of the posturing is tied to your concern about your personal role and your other leaders’ roles.” That is the only logical explanation I can think of as to why you would continue to argue that $12 is superior to $12.50 and to treat a stock option which is a feature of the transaction as it preserves upside as a negative. It makes no financial sense.

9. You were clear on the call. You only want an all cash offer. The question is “why”? I asked you about defaulting to cash and you again brought up the volatility of the stock (and as you know, financial expert that you are, volatility in stocks leads to higher values for options as it means it can go up or down, not just down). The majority of your shareholders have voted and told you what you should do – why don’t you just do it? Who are you really “protecting”?

10. Yes, at the end of the call, I thanked you for engaging and we are prepared to do so. There is no waiver period that is expiring – that is not a thing. Our advisors will talk, you should tell CCM that we are in discussions, and then the Merger Agreement provides you ample protection to have true good faith negotiations. We look forward to that true engagement and getting a deal done.

Mr. Greenberg responded to Mr. Ishbia’s email on the evening of June 12, 2026:

Mat,

We disagree with much of your email, but a point-by-point exchange is not productive. The facts are straightforward. We reached out on Monday. We invited you to New York because we were serious about engaging. We offered to meet at any time. We asked repeatedly — directly and through our advisors — for a written proposal. We offered to provide due diligence materials. We made clear that we wanted to engage with you. You did not provide a proposal, and the waiver period that we took the affirmative step to obtain is expiring.

Our Board has been clear about what it would take for UWMC to be a serious alternative: an all-cash proposal with no stock component, backed by committed financing. You have not provided that. Instead, you spent considerable effort trying to convince us that the Board was wrong for not accepting your prior offers. You have asked us to determine that your prior proposal — which includes stock consideration that you yourself acknowledged “no one smart is going to pick” — is reasonably expected to be superior before you will negotiate further. That is not how this works. It is up to you to submit a new proposal and we have encouraged you to do so.

Our Board’s focus has been, and remains, on delivering value to all TWO stockholders. We have never seen a transaction structured where the default stock consideration at signing is worth less than 50% of the cash consideration. Your advisors could not provide a single example either. That is the basis for our position, and it has nothing to do with your continued personal attacks. We rejected your self-dealing accusations on our call and in our prior correspondence, and we reject them again now. They are false.

You have told stockholders that your proposal is worth $12.50 per share. We have told you — publicly, privately, and through our advisors — that if you are prepared to deliver $12.50 per share in cash to all stockholders, we will consider it. You told us you could pay cash — you said you could even write a personal check for the full value of the transaction. Yet when we asked if you would be sending us a proposal, you said you did not think you needed to provide one. If your deal is really $12.50, why not just offer $12.50? Every other proposal that the TWO Board has found reasonably expected to be superior has been a straightforward all-cash transaction. We have never seen an all-cash offer from UWMC.

If you are prepared to submit a proposal that addresses the Board’s stated concerns, we encourage you to do so. If you have a different proposal to present, present it — the Board will consider it. If the goal is to frustrate a competitor’s transaction, that is unfortunate but we understand that as well.

Bill

UWMC believes the TWO Board has mischaracterized the above interactions between TWO and UWMC in its public announcements and public filings to try to disguise its continued lack of a real good faith engagement and convince stockholders that their only option is to accept the inferior CCM Proposal. However the TWO stockholders deserve to know the real facts behind the TWO Board’s pretenses:

•The TWO Board created an arbitrary five-day limit on their ability to engage in discussions with UWMC, an intentionally unreasonable time period to finalize an agreement or a revised proposal based on an alternative structure.

•The TWO Board restricted who from UWMC could take part in negotiations, "summoned" our CEO to New York on short notice and declined an open invitation to come to Michigan.

•TWO refused to provide updated financial information upon which UWMC could prepare a revised proposal. Instead, TWO questioned whether the parties were under NDA and indicated it would only provide updated financials if UWMC submitted a revised written proposal.

•UWMC offered multiple alternative consideration structures to address TWO’s concerns, including adjustments to the default election to cash or providing a “higher of cash or stock” consideration for the stockholders whom TWO is concerned will not make an affirmative selection.

•The TWO Board categorically ruled out any form of stock as part of the merger consideration, even though it is an added and optional bonus to stockholders, irrespective of the total value to be conveyed and regardless of stockholders’ already agreed and unfettered ability to make an election to receive cash. Even under UWMC’s current proposal (before any modifications) all TWO stockholders would receive at the closing the stock consideration which may appreciate significantly between now and then (thus a free "call option") or, if closer to closing they so elect, cash at $12.50 per share, thus also a valuable put option in itself.

•The existence of such optionality provides more value, not less, as the TWO Board and its financial advisors should know. The only group that would not receive that optionality with respect to their benefits package is TWO management; this is the only logical explanation for their unwillingness to accept any stock consideration whatsoever or truly engage and declare our offer “potentially superior.”

•Even after three delays of the special meeting, TWO’s Board refuses to listen to TWO’s stockholders, who have rejected the CCM Proposal and the proposal to adjournment the special meeting three times already.

•All along TWO has failed to articulate (simply because it is impossible to articulate) how a guaranteed $12.50 value for each stockholder who so elects PLUS the call option is LESS than $12.00 in cash – it is the same as claiming that 2 is LESS than 1 – TWO’s position makes no sense unless it is taken for some ulterior motives and the TWO stockholders know better.

Further, as described in the proxy materials filed by TWO on May 15, 2026, an amended complaint was filed in the pending class-action lawsuit in the matter of Assad v. Two Harbors Investment Corp., et al, against TWO and its directors asserting, among other things, a new claim that the TWO directors breached their duty of loyalty and good faith under Maryland General Corporation Law. The amended complaint alleges that in order to shield the “insider-favorable [CCM] structure from the higher competing [UWMC] bid, the Individual Defendants chose the lower Cross Country transaction over UWMC’s fully financed proposal, declined to make a single counterproposal or to negotiate in good faith with UWMC, and approved the First Amendment [to the CCM Merger Agreement] that, by its express and bidder-specific terms, erected an approximately $24.6 million cost wall against “[UWMC] or an affiliate thereof”—the bidder whose acquisition would cost management their positions and their payout.”

Despite our significant concerns, UWMC remains committed to pursuing a transaction with TWO and is ready to engage in open, unrestricted, good faith discussions, provided the TWO Board acts solely to achieve the best result for its stockholders. UWMC is also prepared to continue discussing enhancements to its proposed terms, including alternatives around the default election mechanism or other adjustments to the merger consideration that we suggested to TWO in our meeting and TWO flatly rejected upfront despite UWMC offering modifications to an already superior offer.

To be clear, our goal is to reach a transaction that is best for UWMC and for TWO stockholders, and we have been investing considerable time and resources over the last several months in this effort. If TWO will engage in true good faith discussions, there is no reason we cannot reach an agreement quickly.

Make no mistake: the TWO Board knows how to conclude that a proposal could reasonably be expected to lead to a superior proposal and how to truly engage – they did it previously while under contract with UWMC. Why can’t the TWO Board follow the same process now and commence a true process with us by determining that our May 11, 2026 UWMC Proposal could reasonably be expected to lead to a superior proposal such that the TWO Board could engage in good faith negotiations with us to maximize value for the TWO stockholders?

The only way for the TWO stockholders to cause their Board to do the right thing and achieve higher value for them is to continue to keep the pressure on their Board and vote AGAINST the CCM Proposal, the Compensation Proposal and the Adjournment Proposal on June 23. We encourage all TWO stockholders to vote AGAINST the CCM Proposal, the Compensation Proposal and the Adjournment Proposal on UWMC’s BLUE proxy card to reject the flawed and value-minimizing process of the TWO Board.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Proxy Statement and this Supplement include forward-looking statements. These forward-looking statements are generally identified using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict” and similar words indicating that these reflect our views with respect to future events. Forward-looking statements in the Proxy Statement and this Supplement include statements regarding our expectations, plans, intentions and beliefs related to (i) the timing of the completion of any proposed transaction; (ii) the ability of the parties to complete any proposed transaction; (iii) the benefits of a proposed transaction between UWMC and TWO; (iv) UWMC’s projections; and (iv) the value of UWMC’s Class A common stock. These statements are based on management’s current expectations, but are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to materially differ from those stated or implied in the forward-looking statements, including: (i) that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; (ii) the ability of the parties to satisfy the conditions to any proposed transaction, including obtaining stockholder approval and regulatory approval, on a timely basis or at all; (iii) the ability to obtain synergies and benefits of any proposed transaction; (iv) UWMC’s ability to successfully implement strategic decisions and product launches; (iv) UWMC’s dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies, more specifically caused by the Presidential Administration that affect interest rates and inflation; (vi) UWMC’s reliance on its warehouse and MSR facilities and the risk of a decrease in the value of the collateral underlying certain of its facilities causing an unanticipated margin call; (vii) UWMC’s ability to sell loans in the secondary market; (viii) UWMC’s dependence on the government-sponsored entities such as Fannie Mae and Freddie Mac; (ix) changes in the GSEs, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees; (x) our ability to consummate the merger with Two Harbors and achieve the anticipated benefits; (xi) our ability to comply with all rules and regulations in connection with the launch of our internal servicing and the new risks that may be presented as a result of the transition; (xii) UWMC’s dependence on Independent Mortgage Advisors to originate mortgage loans; (xiii) the risk that an increase in the value of the MBS UWMC sells in forward markets to hedge its pipeline may result in an unanticipated margin call; (xiv) UWMC’s inability to continue to grow, or to effectively manage the growth of its loan origination volume; (xv) UWMC’s ability to continue to attract and retain its broker relationships; (xvi) UWMC’s ability to implement technological innovation, such as AI in our operations; (xvii) the occurrence of a data breach or other failure of UWMC’s cybersecurity or information security systems; (xviii) reliance on third-party software and services; the occurrence of data breaches or other cybersecurity failures at our third-party sub-servicers or other third-party vendors; (xix) UWMC’s ability to continue to comply with the complex state and federal laws, regulations or practices applicable to mortgage loan origination and servicing in general; and (xx) other risks and uncertainties indicated from time to time in our filings with the SEC including those under “Risk Factors” therein. We wish to caution readers that certain important factors may have affected and could in the future affect our results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of us. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

CONCLUSION

We urge you to carefully consider the information contained in the Proxy Statement and this Supplement and then support our efforts by signing, dating and returning the BLUE Proxy Card today to vote “AGAINST” the Merger Proposals. Thank you for your support.

UWM Holdings Corporation
June 22, 2026